UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Odyssey HealthCare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201
April 4, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Odyssey HealthCare, Inc. (the “Company”) to be held on May 4, 2006, at 8:00 a.m., local time, at the principal offices of the Company located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a form of proxy for use in voting at the meeting and an Annual Report for Odyssey HealthCare, Inc.
      At the Annual Meeting, you will be asked to:

1. Elect three Class II directors of the Company;

2. Ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2006; and

3. Act upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
      We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

Robert A. Lefton
President and Chief Executive Officer
YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Returning your proxy will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy.
Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy in favor of the proposals described in this Proxy Statement.
Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING AND QUORUM
PROPOSAL ONE -- ELECTION OF CLASS II DIRECTORS
PROPOSAL TWO -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
DIRECTORS
MEETINGS AND COMMITTEES OF DIRECTORS
DIRECTOR RECOMMENDATION PROCEDURES AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
CODE OF ETHICS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2006

       PLEASE TAKE NOTICE THAT the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), will be held on May 4, 2006, at 8:00 a.m., local time, at the principal offices of the Company located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, to consider and vote on the following matters:

1. The election of three Class II directors of the Company to serve until the Annual Meeting of the Company’s stockholders in 2009 and until their successors are elected and qualified or until their earlier death, resignation or removal from office;

2. The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2006; and

3. Such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.
      The close of business on March 24, 2006 (the “Record Date”), has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof. Only holders of record of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice, and also at the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading “Solicitation and Revocability of Proxies.”

By Order of the Board of Directors,

W. Bradley Bickham
Secretary
Dallas, Texas
April 4, 2006

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201
(214) 922-9711

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES
      The Board of Directors of Odyssey HealthCare, Inc. (the “Company”) requests your proxy for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 4, 2006, at 8:00 a.m., local time, at the principal offices of the Company located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, and at any adjournment(s) or postponement(s) thereof. By signing and returning the enclosed proxy, you authorize the persons named on the proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders of the Company on or about April 4, 2006.
      This solicitation of proxies is made by the Board of Directors of the Company (the “Board of Directors”) and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.
      If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. You may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the proxy to the Secretary of the Company or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the proxies will be voted at the Annual Meeting.
VOTING AND QUORUM
      The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on March 24, 2006 (the “Record Date”), there were 34,521,851 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.
      Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum shall not be present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board of Directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals to be presented to the stockholders at the Annual Meeting have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.
PROPOSAL ONE — ELECTION OF CLASS II DIRECTORS
      The Board of Directors has designated Messrs. John K. Carlyle, David W. Cross and David L. Steffy as nominees for election as Class II directors of the Company at the Annual Meeting (each, a “Nominee”). Each Nominee currently serves as a Class II director. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company’s stockholders in 2009 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”
      The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company’s directors will be reduced.
Required Vote and Recommendation
      The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the Nominees.
      The Board of Directors recommends that stockholders vote “FOR” the election of each of the Nominees.
PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      On February 22, 2006, the Audit Committee of the Board of Directors (the “Audit Committee”) selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors for the year ending December 31, 2006. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
      The Audit Committee has the responsibility for selecting the Company’s independent auditors, and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company’s independent auditors is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of Ernst & Young as independent auditors without the approval of the Company’s stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation
      Ratification of the selection of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2006, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2006.
      The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2006.
DIRECTORS
      The following tables set forth certain information regarding the Nominees and the other directors of the Company:

			Director’s
Name of Nominee	Age	Title	Term Ending

John K. Carlyle	51	Class II Director	2006
David W. Cross	59	Class II Director	2006
David L. Steffy	62	Class II Director	2006
      John K. Carlyle has served as one of the Company’s directors since November 2001. Mr. Carlyle is Chief Executive Officer of Accuro Healthcare Solutions, Inc. Mr. Carlyle served as the Chief Executive Officer of Magella Healthcare Corporation, a provider of neonatal and perinatal physician services, from 1997 until its merger with Pediatrix Medical Group, Inc. in May 2001. From 1990 through 1997, he served in the positions of President, Chief Executive Officer and Chairman of Concentra, Inc. (formerly OccuSystems, Inc.), a healthcare services and cost containment company in the occupational, auto and group healthcare markets. From 1985 through 1990, Mr. Carlyle served as Senior Vice President and Chief Financial Officer of Medical Care International, Inc., an operator of outpatient surgery centers. He currently serves on the board of directors of Concentra, Inc. and several private companies He served on the board of directors of Pediatrix Medical Group, Inc. from May 2001 to May 2004 and was Chairman of the Board of Pediatrix Medical Group, Inc. from June 2003 to May 2004.
      David W. Cross invested in the Company in 1995 and has served as one of the Company’s directors since February 1996. Mr. Cross has served as Senior Vice President and Chief Development Officer for Select Medical Corporation since January 1999. He was co-founder of Intensiva Healthcare Corporation, a provider of highly specialized, acute long-term care services, and served as its President and Chief Executive Officer from May 1994 until its merger with Select Medical Corporation in December 1998. Mr. Cross was founder, President and Chief Executive Officer and a director of Advanced Rehabilitation Resources, Inc., a provider of outsourcing and management of comprehensive medical rehabilitation, subacute and outpatient therapy programs and contract therapy services, serving in each of these capacities from 1990 to 1993.
      David L. Steffy invested in the Company in 1995 and has served as one of the Company’s directors since February 1996. He co-founded Intensiva Healthcare Corporation, a provider of highly specialized, acute long-term care services, and served as a director for Intensiva from May 1994 to December 1998. He co-founded Community Health Systems, Inc., a provider of general hospital healthcare services, in May 1985 and served as Vice Chairman until May 1996. Mr. Steffy served as a director for Province Healthcare Company, an operator of non-urban acute care hospitals, from August 1998 until May 2004.

Mr. Steffy currently serves on the board of trustees of the National Hospice Foundation and on the board of directors of several privately held companies.

			Director’s
Name of Director	Age	Title	Term Ending

Richard R. Burnham	64	Chairman of the Board and Class III Director	2007
Paul J. Feldstein	72	Class I Director	2008
Robert A. Lefton	49	President, Chief Executive Officer and Class I Director	2008
Martin S. Rash	51	Class III Director	2007
Shawn S. Schabel	41	Class I Director	2008
      Richard R. Burnham co-founded the Company in 1995 and has served as Chairman of the Board of the Company and as one of the Company’s directors since that time. Mr. Burnham served as President of the Company from August 1995 to December 2001 and from October 2004 to October 2005, and as Chief Executive Officer of the Company from August 1995 to January 2004 and from October 2004 to October 2005. Prior to founding the Company, Mr. Burnham served in executive positions with other healthcare companies, including Vitas Healthcare, Inc., Olsten Kimberly Quality Care, Inc., Caremark Inc., and Baxter Healthcare Corporation.
      Paul J. Feldstein has served as one of the Company’s directors since May 2002. Professor Feldstein is a Professor and Robert Gumbiner Chair in Healthcare Management at the Graduate School of Management, University of California, Irvine. Professor Feldstein has taught at the University of California, Irvine since July 1987, and at the University of Michigan from 1964 to 1987. During several leaves from the University has worked at the Office of Management and Budget, Social Security Administration and the World Health Organization. Professor Feldstein has previously served as a director of Province Healthcare Company, an operator of non-urban acute care hospitals, from May 2001 to April 2005. Professor Feldstein also served as a director of Sutter Health, a network of doctors and not-for-profit hospitals serving more than 100 Northern California Communities, from May 1988 to December 2000.
      Robert A. Lefton has served as President, Chief Executive Officer and a director of the Company since October 2005. Prior to joining the Company, Mr. Lefton served as Vice President of Select Medical Corporation, a privately held operator of long-term acute care hospitals, from January 2005 until October 2005. Mr. Lefton co-founded and served as President and Chief Executive Officer of SemperCare, Inc., a privately held operator of long-term acute care hospitals, from March 1999 until its purchase by Select Medical in January 2005. Prior to the formation of SemperCare, from November 1991 to March 1999, Mr. Lefton held several executive positions, including President and Chief Operating Officer, with Horizon Health Corporation, a publicly traded contract manager of clinical services for acute care hospitals and employers and an owner of behavioral healthcare facilities. Mr. Lefton was elected to the board of directors of Horizon Health in January 2003 and continues to serve in such capacity. Mr. Lefton also currently serves on the board of directors of Signature Hospital, LLC, a privately held operator of acute care hospitals, and the board of directors of Women’s Diagnostic of Texas, a privately held operator of women’s diagnostic centers.
      Martin S. Rash has served as one of the Company’s directors since July 2000. Mr. Rash has been a director of Province Healthcare Company, an operator of non-urban acute care hospitals, since February 1996 and served as its Chief Executive Officer from December 1996 to April 15, 2005, when it was purchased by LifePoint Hospitals, Inc., and Chairman of the Board from May 1998 to April 15, 2005. He served as President of Province from December 1996 until May 2001 and was Chief Executive Officer and director of its predecessor, Principal Hospital Company, from February 1996 to December 1996. From 1994 to February 1996, he was the Chief Operating Officer of Community Health Systems, Inc., a provider of general hospital care services in non-urban areas. Since March 2005, Mr. Rash has served as a director of HealthSpring, Inc., a managed care company listed on the New York Stock Exchange.

      Shawn S. Schabel has served as one the Company’s directors since July 2003. Mr. Schabel is President and Chief Operating Officer of Lincare Holdings Inc., a national provider of oxygen and other respiratory therapy services. Mr. Schabel has served in numerous management positions with Lincare since joining the company in 1989. He was named Senior Vice President in 1998 and in 2001 was also named Chief Operating Officer. In April 2003, he was promoted to President of Lincare.
      The Board of Directors has determined that each of Messrs. Carlyle, Cross, Feldstein, Rash, Schabel and Steffy meet the current independence requirements of the Nasdaq Stock Market, Inc.
Director Compensation
      Directors who are also officers or employees of the Company do not receive compensation for their services as directors. In 2005, each of the Company’s non-employee directors was paid an annual retainer of $35,000 for his service on the Board of Directors and the chairmen of each of the Audit Committee, Compensation Committee and other committees of the Board of Directors were paid an annual retainer of $8,000, $5,000 and $3,000, respectively. Each non-employee director also received $1,000 for every meeting of the Board of Directors (or committee thereof) attended by such director in 2005. In addition, in May 2005, each of the Company’s non-employee directors received an award of stock options to purchase 8,403 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. The Company anticipates that director compensation in 2006 will be substantially similar to compensation received in 2005.
Term of Office
      The Company’s Certificate of Incorporation provides that the Board of Directors must be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Burnham and Rash currently serve as Class III directors whose terms expire at the Annual Meeting of the Stockholders in 2007. Messrs. Feldstein, Lefton and Schabel currently serve as Class I directors whose terms expire in 2008, and Messrs. Carlyle, Cross and Steffy currently serve as Class II directors whose terms expire at the Annual Meeting.
MEETINGS AND COMMITTEES OF DIRECTORS
      The Company’s Board of Directors had eight meetings during the year ended December 31, 2005. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Compliance Committee and the Acquisitions Committee. Members of each of the committees are appointed by the Board of Directors after considering the recommendation of the Nominating & Governance Committee. During the year ended December 31, 2005, each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period in which he was a director and (ii) all meetings of committees of the Board of Directors on which such director served that were held during the period in which he served.
      The Company currently has a policy that encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. To encourage attendance by all directors and director nominees, and to maximize the Company’s resources and the efficiency of the Board of Directors, the Board of Directors will endeavor to annually schedule a meeting of the Board of Directors to take place following each annual meeting of stockholders. Six of eight incumbent directors attended the 2005 annual meeting of stockholders. Mr. Feldstein, a director, was unable to attend the 2005 annual meeting of stockholders. In addition, Mr. Lefton, a director and the Company’s President and Chief Executive Officer, did not attend the 2005 annual meeting of stockholders because at the time of such meeting he was not a director of the Company.

Audit Committee
      The Audit Committee is appointed by the Board of Directors to assist the Board of Directors with carrying out its duties. The primary functions of the Audit Committee are:

•	to oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

•	to oversee the Company’s compliance with legal and regulatory requirements;

•	to oversee the independent auditors’ qualifications and independence;

•	to oversee the performance of the Company’s internal audit function and independent auditors;

•	to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•	to oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and other auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	to provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department or outside auditors performing the internal audit function and the Board of Directors, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	to perform such other duties as are directed by the Board of Directors.
      The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter that was amended and restated on March 25, 2004 (the “Audit Committee Charter”). The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. The full text of the Audit Committee Charter is also available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Audit Committee” under the heading “Committee Charters.” The members of the Audit Committee are Messrs. Carlyle, Rash and Steffy. Mr. Grossman was chairman of the Audit Committee from July 7, 2005, until his appointment as Senior Vice President — Strategy and Development of the Company on January 16, 2006. The Board of Directors has determined that each of Messrs. Carlyle, Rash and Steffy meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and that each member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Carlyle satisfies the requirements for an “audit committee financial expert” and has designated Mr. Carlyle as the Company’s audit committee financial expert. The Audit Committee held six meetings during the year ended December 31, 2005.

Compensation Committee
      The Compensation Committee is comprised of Messrs. Cross, Rash and Schabel. The Board of Directors has determined that each of Messrs. Cross, Rash and Schabel meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. The primary functions of the Compensation Committee are:

•	to review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company;

•	to produce a report on executive compensation each year and to publish the report in the Company’s proxy statement for its annual meeting of stockholders and, if necessary or desired, in the Company’s Annual Report on Form 10-K;

•	to otherwise discharge the Board of Directors’ responsibilities relating to compensation of the Company’s directors and officers; and

•	to perform such other functions as the Board of Directors may assign to the Compensation Committee from time to time.
      The Compensation Committee held two meetings during the year ended December 31, 2005. The role and other responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter (the “Compensation Committee Charter”). The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. The full text of the Compensation Committee Charter is available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Compensation Committee” under the heading “Committee Charters.”
Nominating & Governance Committee
      The Nominating & Governance Committee (the “Nominating Committee”) is comprised of Messrs. Carlyle, Cross, Feldstein, Rash, Schabel and Steffy. Mr. Grossman was a member of the Nominating Committee from July 7, 2005, until his appointment as Senior Vice President-Strategy and Development of the Company on January 16, 2006. The Board of Directors has determined that each of Messrs. Carlyle, Cross, Feldstein, Rash, Schabel and Steffy meet the current independence requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the SEC. The primary functions of the Nominating Committee are:

•	to assist the Board of Directors by identifying individuals qualified to become members of the Board of Directors and to select, or recommend that the Board of Directors select, the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	to recommend to the Board of Directors director nominees for each committee of the Board of Directors;

•	to advise the Board of Directors about the appropriate composition of the Board of Directors and its committees;

•	to advise the Board of Directors about and recommend to the Board of Directors appropriate corporate governance practices and to assist the Board of Directors in implementing those practices;

•	to assist the Board of Directors in its annual review of the performance of the Board of Directors and its committees;

•	to assist the Board of Directors by developing a CEO succession plan; and

•	to perform such other functions as the Board of Directors may assign to the Nominating Committee from time to time.

      The Nominating Committee held four meetings during the year ended December 31, 2005. The role and other responsibilities of the Nominating Committee are set forth in the Nominating & Governance Committee Charter, which is available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Nominating & Governance Committee” under the heading “Committee Charters.”
Compliance Committee
      The Compliance Committee is charged with representing the Board of Directors in the oversight and review of the Company’s internal regulatory compliance program. The Compliance Committee is comprised of Messrs. Burnham, Cross and Feldstein. The Compliance Committee held four meetings during the year ended December 31, 2005. The role and other responsibilities of the Compliance Committee are set forth in the Compliance Committee Charter, which is available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Compliance Committee” under the heading “Committee Charters.”
Acquisitions Committee
      The Acquisitions Committee was established in 2004 and is comprised of Messrs. Burnham, Carlyle and Schabel. The function of the Acquisitions Committee is to evaluate and approve potential acquisitions of hospice programs. The role and other responsibilities of the Acquisitions Committee are set forth in the Acquisitions Committee Charter, which is available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Acquisitions Committee” under the heading “Committee Charters.”
DIRECTOR RECOMMENDATION PROCEDURES AND
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
      The Nominating Committee will consider recommendations from stockholders of director candidates, although the Company has not adopted a formal process concerning stockholder recommendations. The Nominating Committee intends to review periodically whether a formal process should be adopted. If a stockholder wishes to recommend an individual for consideration by the Nominating Committee, the name of the individual and relevant personal information should be forwarded to the Nominating Committee, care of the Company’s corporate Secretary, at the Company’s headquarters located at 717 N. Harwood Street, Suite 1500, Dallas, Texas 75201. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Candidate Recommendation.” Any such recommendations should be delivered to the Nominating Committee at least six months before the next annual meeting in order to provide adequate time for consideration by the Nominating Committee.
      The Nominating Committee has generally identified nominees based upon recommendations by independent directors, members of management and/or stockholders. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation and does not have any specific minimum qualifications that must be met by a nominee for election to the Board of Directors. The Nominating Committee considers many factors when considering candidates for the Board of Directors, striving for the Board of Directors to be comprised of directors with a variety of experience and backgrounds and who represent the balanced interest of stockholders as a whole. In evaluating director nominees, the Nominating Committee considers, among other things, the following factors: integrity; level of education and/or business experience; understanding of the Company’s business and the healthcare industry; strategic thinking and willingness to share ideas; and diversity of experience, expertise and backgrounds among members of the Board of Directors.
      The Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the annual meeting of stockholders. The nomination procedures required by the Company’s Bylaws are summarized in “Additional Information — Stockholder Proposals for Next Annual Meeting.”

      The Nominating Committee has adopted a formal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors may do so by sending written communications to the Board of Directors, care of the Company’s corporate Secretary, at the Company’s headquarters located at 717 N. Harwood Street, Suite 1500, Dallas, Texas 75201. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder — Board Communication” or “Stockholder — Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. The Secretary will make copies of all such letters received and circulate them to the appropriate director or directors.
      The Nominating Committee may revise these procedures at any time. Until any other procedures are developed and posted on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Director Candidate Recommendation Procedures and Stockholder Communications” under the heading “Governance Documents,” all communications to the Board of Directors should be mailed to the Board of Directors in accordance with the procedures described above.
CODE OF ETHICS
      The Company has a Financial Code of Ethics, which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Company also has a Corporate Code of Business Conduct and Ethics (the “Code of Conduct and Ethics”), which is applicable to all employees and members of the Board of Directors. The Financial Code of Ethics and the Code of Conduct and Ethics are available on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Financial Code of Ethics” under the heading “Governance Documents” and by clicking on the link titled “Corporate Code of Business Conduct and Ethics,” respectively. The Company will also post on its website any amendment to, or waiver from, a provision of the Financial Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions and that relates to any of the following elements of the Financial Code of Ethics: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.

EXECUTIVE OFFICERS
      The following table sets forth information regarding the Executive Officers of the Company:

Name	Age	Title

Robert A. Lefton	49	President, Chief Executive Officer and Class I Director
Richard R. Burnham	64	Chairman of the Board of Directors
Douglas B. Cannon	44	Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Deborah A. Hoffpauir	44	Senior Vice President and Chief Operating Officer
Woodrin Grossman	61	Senior Vice President — Strategy and Development
Brenda A. Belger	51	Senior Vice President — Human Resources
Kathleen A. Ventre	57	Senior Vice President — Clinical and Regulatory Affairs
W. Bradley Bickham	43	Vice President, Secretary and General Counsel
      The Executive Officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office. Biographical information on Mr. Lefton and Mr. Burnham is set forth previously in this Proxy Statement. See “Directors.”
      Douglas B. Cannon joined the Company as Vice President, Chief Financial Officer, Secretary and Treasurer in January 1999 and was promoted to Senior Vice President in December 2001. Mr. Cannon was appointed Assistant Secretary in January 2004. From September 1989 to September 1998, Mr. Cannon served as Chief Financial Officer of Cornerstone Health Management Company, a specialty provider of geriatric services to hospitals and operator of long-term acute hospitals.
      Deborah A. Hoffpauir joined the Company in March 1997 as Regional Vice President and was promoted to Senior Vice President of Operations in October 2002. In October 2003, Ms. Hoffpauir was promoted to Chief Operating Officer. From May 1995 to March 1997, Ms. Hoffpauir served as National Director of Operations for Horizon/ CMS Healthcare Corporation, a long-term care and rehabilitation company.
      Woodrin Grossman joined the Company in July 2005 as a director, serving as Chairman of the Audit Committee and a member of the Nominating and Governance Committee. On January 16, 2006, Mr. Grossman resigned from the board of directors to accept an executive position with the Company as Senior Vice President — Strategy and Development in January 2006. Prior to joining the Company, Mr. Grossman was a partner of PricewaterhouseCoopers LLP, where he served 37 years. Mr. Grossman currently serves on the board of directors of Kinetic Concepts, Inc., a publicly traded global medical technology company, and is Chairman of its Audit and Compliance Committee.
      Brenda A. Belger joined the Company as Vice President — Human Resources in April 1997 and was promoted to Senior Vice President — Human Resources in December 2001. Ms. Belger served as Director of Human Resources for Morven Partners, L.P., a manufacturer of food products, from July 1994 to April 1997.
      Kathleen A. Ventre joined the Company as Regional Clinical Director in May 1998 and was promoted to Vice President — Clinical and Regulatory Affairs in December 1999 and to Senior Vice President — of Clinical and Regulatory Affairs in December 2001. From January 1994 to March 1998, Ms. Ventre served as a Patient Care Manager and Director of Patient Care Services with Vitas Healthcare, Inc., a for-profit provider of hospice services.
      W. Bradley Bickham joined the Company as Vice President and General Counsel in June 2003 and was appointed Secretary in January 2004. Mr. Bickham was an associate with the law firm of Vinson & Elkins L.L.P. from June 1998 until May 2003. From August 1997 until May 1998, Mr. Bickham was an associate with the law firm of Hughes & Luce, LLP. Mr. Bickham was an associate with the law firm of Cook, Yancey, King & Galloway, APLC from August 1994 until July 1997.

EXECUTIVE COMPENSATION
      The following table sets forth certain information for the years ended December 31, 2003, 2004 and 2005 concerning the compensation of all individuals serving as the Company’s Chief Executive Officer and the five most highly paid executives serving in such capacity as of December 31, 2005, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2005 (the “Named Executive Officers”).
Summary Compensation Table

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Securities
					Stock	Underlying	All Other
		Salary	Bonus	Other Annual	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	Compensation(1)	($)(2)	(#)(3)	($)(4)

Robert A. Lefton(5)	2005	94,231	—	585	—	500,000	39
President, Chief Executive	2004	—	—	—	—	—	—
Officer and Director	2003	—	—	—	—	—	—

Richard R. Burnham(5)	2005	419,770	—	20,747	—	—	2,036
Chairman of the Board	2004	235,924	—	7,696	605,000	50,000	2,600
and Director	2003	457,646	266,900	24,562	—	—	4,369

Douglas B. Cannon	2005	293,218	—	3,934	—	90,000	2,009
Senior Vice President,	2004	284,543	—	3,990	363,000	75,000	1,287
Chief Financial Officer,	2003	268,774	155,855	3,430	—	—	4,379
Treasurer and Assistant Secretary

Deborah A. Hoffpauir	2005	308,649	—	4,111	—	90,000	4,978
Senior Vice President and	2004	296,896	—	4,117	363,000	75,000	3,637
Chief Operating Officer	2003	179,133	60,762	2,223	—	112,500	5,044

Brenda A. Belger	2005	185,190	—	2,114	—	40,000	3,603
Senior Vice President	2004	178,753	—	2,052	242,000	25,000	3,460
of Human Resources	2003	139,484	35,381	1,775	—	91,875	2,439

Kathleen A. Ventre	2005	185,190	—	2,114	—	40,000	3,113
Senior Vice President of	2004	178,137	—	2,052	242,000	25,000	2,957
Clinical and Regulatory Affairs	2003	119,586	30,381	936	—	91,875	2,162

W. Bradley Bickham	2005	205,765	—	2,349	—	75,000	3,418
Vice President, Secretary	2004	199,385	—	2,280	302,500	35,000	2,735
and General Counsel	2003	100,948	26,583	594	—	75,000	1,061

(1)	Reflects amount paid by the Company for auto allowance, executive long-term disability insurance, medical/dental insurance and parking.

(2)	The restrictions on the shares granted pursuant to the restricted stock awards lapse ratably over a four-year period beginning on November 18, 2005, and, to the extent the Company declares a dividend on its outstanding Common Stock, dividends will be paid on such shares of restricted stock. The number of unvested shares and value of the aggregate restricted stock holdings for each Named Executive Officer as of December 30, 2005 is 37,500 and $699,000 for Mr. Burnham, 22,500 and $419,400 for each of Mr. Cannon and Ms. Hoffpauir, 15,000 and $279,600 for each of Ms. Belger and Ms. Ventre, and 18,750 and $349,500 for Mr. Bickham. The value is calculated by multiplying the number of shares by the closing market price of the Company’s common stock on December 30, 2005, which was $18.64.

(3)	Stock option awards are adjusted for the Company’s 50% stock dividends distributed on February 21, 2003 and August 12, 2003.

(4)	Reflects a contribution by the Company to the Company’s 401(k) plan for the benefit of each of the Named Executive Officers and group term life insurance.

(5)	As of October 11, 2005, Mr. Lefton assumed the duties of President and Chief Executive Officer of the Company replacing Mr. Burnham, who resigned from his position as the President and Chief Executive Officer of the Company, effective as of October 11, 2005.
      The following table provides information regarding stock options granted to the Named Executive Officers during 2005.
Option Grants in Last Fiscal Year

	Individual Grants

		% of Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted	Year	($/Share)(1)	Date	Value ($)

Robert A. Lefton(2)	500,000	37.4%	$15.55	10/11/2015	2,955,000	(3)
Richard R. Burnham	—	—	—	—	—
Douglas B. Cannon(4)	90,000	6.7%	$18.14	11/17/2015	606,600	(5)
Deborah A. Hoffpauir(4)	90,000	6.7%	$18.14	11/17/2015	606,600	(5)
Brenda A. Belger(4)	40,000	3.0%	$18.14	11/17/2015	269,600	(5)
Kathleen A. Ventre(4)	40,000	3.0%	$18.14	11/17/2015	269,600	(5)
W. Bradley Bickham(4)	75,000	5.6%	$18.14	11/17/2015	505,500	(5)

(1)	The exercise price for all options shown is the closing market price on the date of the grant.

(2)	25% of the stock options will become exercisable on October 11, 2006, and 25% of the stock options will become exercisable on each subsequent October 11th, with all stock options becoming fully exercisable effective October 11, 2009.

(3)	The grant date present value was determined by using the Black-Scholes option pricing model, as adapted for use in valuing employee stock options. The estimated values under the Black-Scholes model are based on the following assumptions as to certain variables: potential option term, 5 years; risk free rate of return, 4.47% (based on the date of grant); expected volatility, 34.6%; and expected dividend yield, 0%. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model reflected in the table.

(4)	25% of the stock options will become exercisable on November 17, 2006, and 25% of the stock options will become exercisable on each subsequent November 17th, with all stock options becoming fully exercisable effective November 17, 2009.

(5)	The grant date present value was determined by using the Black-Scholes option pricing model, as adapted for use in valuing employee stock options. The estimated values under the Black-Scholes model are based on the following assumptions as to certain variables: potential option term, 5 years; risk free rate of return, 4.29% (based on the date of grant); expected volatility, 33.9%; and expected dividend yield, 0%. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model reflected in the table.

      The following table provides summary information with respect to stock options held by the Named Executive Officers as of December 31, 2005. The value of unexercised in-the-money options is based on the price per share of Common Stock of $18.64 as reported on the Nasdaq National Market at the close of business on December 30, 2005, less the exercise price payable for the shares.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of the Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert A. Lefton	—	—	—	500,000	—	1,545,000
Richard R. Burnham	—	—	463,038	52,319	4,189,140	287,011
Douglas B. Cannon	47,494	648,087	188,530	117,850	777,490	235,074
Deborah A. Hoffpauir	—	—	236,015	106,172	297,581	144,203
Brenda A. Belger	16,875	325,763	117,929	53,851	94,564	109,444
Kathleen A. Ventre	24,750	416,595	128,969	54,062	252,472	120,967
W. Bradley Bickham	—	—	110,000	75,000	—	37,500
Employment Agreements
      Robert A. Lefton. On October 11, 2005, the Company entered into an employment agreement with Mr. Lefton. The employment agreement expires on October 10, 2008, except that it will be renewed automatically for additional one-year periods unless thirty days prior written notice is given by either party in advance of any one-year period. Mr. Lefton’s annual base salary is $500,000 and is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board of Directors based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Lefton is entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit programs for which senior executives are generally eligible. The employment agreement also provides that Mr. Lefton will receive an option to purchase 500,000 shares of the Company’s Common Stock (the “Option”). The Option was granted on October 11, 2005 under the Company’s 2001 Equity-Based Compensation Plan. The Option was granted pursuant to a stock option agreement dated October 11, 2005 that provides, among other things, that the exercise price of the Option is $15.55 per share, and that the Option vests in four equal annual installments beginning on October 11, 2006.
      The Company may terminate Mr. Lefton’s employment for cause or without cause. If Mr. Lefton’s employment is terminated by the Company without cause, he resigns for good reason or the Company elects not to renew Mr. Lefton’s employment agreement,

•	Mr. Lefton will be entitled to receive severance payments equal to his base salary, payable in bi-weekly installments in accordance with the Company’s regular payroll practices, until the second anniversary of his date of termination;

•	Mr. Lefton will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Mr. Lefton’s date of termination occurs;

•	if Mr. Lefton is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the second anniversary of his date of termination or October 10, 2008; and

•	all vested stock options granted to Mr. Lefton shall remain exercisable for a period of at least one year following the date of his termination, except for incentive stock options which shall be exercisable for 90 days following the date of his termination.
      If within two years following a change in control Mr. Lefton is terminated by the Company without cause, resigns for good reason or the Company elects not to renew his employment agreement, he will be entitled to the same severance benefits as if he had been terminated without cause prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Lefton was entitled to during the two year period prior to his date of termination. The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the second anniversary of his date of termination.
      Richard R. Burnham. Effective as of February 28, 2002, the Company amended and restated its employment agreement with Mr. Burnham, which was originally entered into on March 1, 1999. The employment agreement expires on February 28, 2006, except that it will be renewed automatically for additional one-year periods unless sixty days prior written notice is given by either party in advance of any one-year period. Mr. Burnham’s annual base salary is subject to annual review by the Compensation Committee. The employment agreement also provides for an annual bonus to be determined by the Board of Directors and Mr. Burnham based on the Company achieving certain goals. In addition, the employment agreement provides that Mr. Burnham is entitled to an automobile allowance and is eligible to participate in all benefit programs for which employees and/or senior executives are generally eligible.
      The Company may terminate Mr. Burnham’s employment for cause or without cause. If Mr. Burnham’s employment is terminated by the Company without cause or he resigns for good reason,

•	Mr. Burnham will be entitled to receive severance payments equal to his base salary, payable on regularly scheduled paydays and in accordance with the Company’s regular payroll practices, until the earlier to occur of the second anniversary of his date of termination or the date on which he obtains employment with another person;

•	Mr. Burnham will be entitled to receive his pro rata share of any annual bonus to which he would be entitled through the date of termination, payable at the earlier of the date it would have been due if he had not been terminated or the last day on which he is entitled to receive severance payments;

•	Mr. Burnham will be entitled to reimbursements for any payments he makes under the Consolidated Omnibus Budget Reconciliation Act of 1985 for continued health benefits under the Company’s health insurance plan until, subject to certain exceptions, the expiration of the period during which he is entitled to receive severance payments; and

•	non-vested stock options granted to Mr. Burnham will vest immediately and all stock options granted to Mr. Burnham will remain exercisable for a period of two years from the date of termination.
      If within two years following a change of control Mr. Burnham is terminated by the Company without cause or resigns for good reason, he will be entitled to the same severance benefits as if he had been terminated without cause. However, the period for which he will be entitled to such severance benefits will be the greater of the severance period for termination without cause or the remainder of the two years following the date of the change of control. During the employment term, the Company must nominate Mr. Burnham as a member of the Board of Directors. The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until

•	the first anniversary of the date of termination if Mr. Burnham’s employment is terminated by the Company with cause or by reason of his long-term disability;

•	the later to occur of the first anniversary of the date of termination or the last day on which he is entitled to receive severance payments if Mr. Burnham’s employment is terminated by the Company without cause or Mr. Burnham resigns for good reason; or

•	the second anniversary of the date of termination if Mr. Burnham resigns without good reason.
      Douglas B. Cannon. Effective as of August 1, 2005, the Company amended and restated its employment agreement with Mr. Cannon, which was originally entered into on March 1, 1999 and was previously amended and restated effective as of February 28, 2002. Mr. Cannon’s new employment agreement provides that the term of his employment as Senior Vice President and Chief Financial Officer commences on August 1, 2005 and continues until July 31, 2008, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $293,550, which is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Cannon is eligible to participate in all benefit programs for which other executives are generally eligible.
      The Company may terminate Mr. Cannon’s employment for cause or without cause. If Mr. Cannon’s employment is terminated by the Company without cause or he resigns for good reason:

•	Mr. Cannon will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practices, until the anniversary of his date of termination;

•	Mr. Cannon will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Mr. Cannon’s date of termination occurs;

•	if Mr. Cannon is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the anniversary of his date of termination or July 31, 2008; and

•	all vested stock options granted to Mr. Cannon shall remain exercisable for a period of at least ninety days following the date of his termination.
      If within two years following a change of control Mr. Cannon is terminated by the Company without cause or resigns for good reason, he will be entitled to similar severance payments as if he had been terminated without cause prior to a change of control. However, the period for which he will be entitled to severance payments will be the later of the anniversary of his date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
      Deborah A. Hoffpauir. On August 1, 2005, the Company entered into an employment agreement with Ms. Hoffpauir. Ms. Hoffpauir’s employment agreement provides that the term of her employment as Senior Vice President and Chief Operating Officer commences on August 1, 2005 and continues until July 31, 2008, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $309,000, which is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board of Directors based on the Company achieving certain performance goals. In addition, the employment agreement provides that Ms. Hoffpauir is eligible to participate in all benefit programs for which other executives are generally eligible.

      The Company may terminate Ms. Hoffpauir’s employment for cause or without cause. If Ms. Hoffpauir’s employment is terminated by the Company without cause or she resigns for good reason:

•	Ms. Hoffpauir will be entitled to receive severance payments equal to her base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practices, until the anniversary of her date of termination;

•	Ms. Hoffpauir will be entitled to receive her pro rata share of any annual bonus to which she would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Ms. Hoffpauir’s date of termination occurs;

•	if Ms. Hoffpauir is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, she will be entitled to continuation of such coverage for her and her dependents until the later of the anniversary of her date of termination or July 31, 2008; and

•	all vested stock options granted to Ms. Hoffpauir shall remain exercisable for a period of at least ninety days following the date of her termination.
      If within two years following a change of control Ms. Hoffpauir is terminated by the Company without cause or resigns for good reason, she will be entitled to similar severance payments as if she had been terminated without cause prior to a change of control. However, the period for which she will be entitled to severance payments will be the later of the anniversary of her date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
      Brenda A. Belger. On August 1, 2005, the Company entered into an employment agreement with Ms. Belger. Ms. Belger’s employment agreement provides that the term of her employment as Senior Vice President — Human Resources commences on August 1, 2005 and continues until July 31, 2006, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $185,400, which is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board of Directors based on the Company achieving certain performance goals. In addition, the employment agreement provides that Ms. Belger is eligible to participate in all benefit programs for which other executives are generally eligible.
      The Company may terminate Ms. Belger’s employment for cause or without cause. If Ms. Belger’s employment is terminated without cause or she resigns for good reason:

•	Ms. Belger will be entitled to receive severance payments equal to her base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practice, until the anniversary of her date of termination, provided that such payments shall be reduced by the amount of any payments she receives as a result of employment by another person during such period;

•	Ms. Belger will be entitled to receive her pro rata share of any annual bonus to which she would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Ms. Belger’s date of termination occurs; and

•	all vested stock options granted to Ms. Belger shall remain exercisable for a period of at least ninety days following the date of her termination.
      If within two years following a change of control Ms. Belger is terminated by the Company without cause or resigns for good reason, she will be entitled to similar severance payments as if she had been terminated without cause prior to a change of control. However, the period for which she will be entitled to severance payments will be the later of the anniversary of her date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
      Kathleen A. Ventre. On August 1, 2005 the Company entered into an employment agreement with Ms. Ventre. Ms. Ventre’s employment agreement provides that the term of her employment as Senior Vice President — Clinical and Regulatory Affairs commences on August 1, 2005 and continues until July 31, 2006, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $185,400, which is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board of Directors based on the Company achieving certain performance goals. In addition, the employment agreement provides that Ms. Ventre is eligible to participate in all benefit programs for which other executives are generally eligible.
      The Company may terminate Ms. Ventre’s employment for cause or without cause. If Ms. Ventre’s employment is terminated without cause or she resigns for good reason:

•	Ms. Ventre will be entitled to receive severance payments equal to her base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practice, until the anniversary of her date of termination, provided that such payments shall be reduced by the amount of any payments she receives as a result of employment by another person during such period;

•	Ms. Ventre will be entitled to receive her pro rata share of any annual bonus to which she would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Ms. Ventre’s date of termination occurs; and

•	all vested stock options granted to Ms. Ventre shall remain exercisable for a period of at least ninety days following the date of her termination.
      If within two years following a change of control Ms. Ventre is terminated without cause or resigns for good reason, she will be entitled to similar severance payments as if she had been terminated without cause prior to a change of control. However, the period for which she will be entitled to severance payments will be the later of the anniversary of her date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
      W. Bradley Bickham. On August 1, 2005, the Company entered into an employment agreement with Mr. Bickham. Mr. Bickham’s employment agreement provides that the term of his employment as Vice President and General Counsel commences on August 1, 2005 and continues until July 31, 2007, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $206,000, which is subject to annual review by the Board of Directors and may be increased in the Board of Directors’ discretion. The employment agreement also provides for an annual bonus to be determined by the Board based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Bickham is eligible to participate in all benefit programs for which other executives are generally eligible.
      The Company may terminate Mr. Bickham’s employment for cause or without cause. If Mr. Bickham’s employment is terminated by the Company without cause or he resigns for good reason:

•	Mr. Bickham will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practices, until the anniversary of his date of termination;

•	Mr. Bickham will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which Mr. Bickham’s date of termination occurs;

•	if Mr. Bickham is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the anniversary of his date of termination or July 31, 2007; and

•	all vested stock options granted to Mr. Bickham shall remain exercisable for a period of at least ninety days following the date of his termination.
      If within two years following a change of control Mr. Bickham is terminated by the Company without cause or resigns for good reason, he will be entitled to similar severance payments as if he had been terminated without cause prior to a change of control. However, the period for which he will be entitled to severance payments will be the later of the anniversary of his date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
Stock Option Plan
      The Company adopted the Odyssey Healthcare, Inc. Stock Option Plan in 1996. As of March 24, 2006, there were 203,870 shares of Common Stock issuable upon exercise of outstanding stock options under the plan. The Company no longer grants stock options under this plan. The plan allowed for the grant of both incentive stock options and nonstatutory stock options. The Compensation Committee administers the plan and was responsible for determining recipients of stock options and the terms and conditions of the options. With respect to incentive stock options, the Internal Revenue Code of 1986, as amended (the “Code”), limits the Compensation Committee’s power to determine exercise prices and dates.
2001 Equity-Based Compensation Plan
      The 2001 Equity-Based Compensation Plan became effective in November 2001. The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Code, to Company employees, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to Company employees, consultants and nonemployee directors. The purposes of the plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentives to employees and consultants; and

•	to promote the success of the Company’s business.
      The plan is not subject to the Employment Retirement Income Security Act of 1974; however, the plan is designed to allow for awards that constitute performance-based awards as provided for in Section 162(m) if the Code. Therefore, awards may be exempt from the limitations on the deductibility of compensation that exceeds $1 million.
      At any given time, the number of shares of Common Stock issued under the plan plus the number of shares of Common Stock issuable upon the exercise or settlement of all outstanding awards under the plan may not exceed 6,149,778. If Common Stock subject to any award is not issued or delivered, or ceases to be issuable or deliverable for any reason, including (but not exclusively) because an award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Common Stock or is otherwise terminated without a delivery of shares to a participant, the shares of Common Stock that were subject to that award will again be available for delivery under the plan to the extent allowable by law. Through March 24, 2006, the Company had issued 253,000 shares of restricted stock (net of forfeitures) under the plan,

43,750 of which had become unrestricted and 209,250 of which were still restricted. As of March 24, 2006, there were outstanding options to acquire an aggregate of 3,868,109 shares of Common Stock under the plan. The exercise prices for such stock options range from $7.19 to $34.95. At March 24, 2006, the Company had previously issued 871,614 shares of Common Stock upon the exercise of stock options under the plan. Accounting for such previous exercises and the outstanding awards described in this paragraph, at March 24, 2006, the maximum number of shares of Common Stock that may be subject to future awards under the plan is 1,157,055.
      The Compensation Committee administers the plan and at all times must be comprised of two or more individuals that constitute “outside directors” for purposes of Section 162 of the Code and “nonemployee directors” for purposes of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee designates the individuals to receive the awards, the number of shares subject to the awards and the terms and conditions of each award.
      Upon a change in control (as such term is defined in the plan) the Compensation Committee will fully accelerate the lapse of forfeiture provisions associated with all outstanding awards and the Compensation Committee may, in its discretion, effect one or more of the following alternatives with respect to options: (i) accelerate the time of exercise of the options to a specified date, after which date unexercised options will terminate; or (ii) require the mandatory surrender to and repurchase by the Company of all outstanding options. The Compensation Committee will make such changes as it deems appropriate in the number and price of shares of Common Stock or other consideration subject to other awards granted under the plan.
      The Compensation Committee may, in its discretion, permit a person to transfer, pursuant to an application to and procedures established by the Compensation Committee, in the form of a gift (or pursuant to a qualified domestic relations order) nonstatutory options, stock appreciation rights, phantom stock awards, or restricted stock awards (if such restricted stock award does not require the transfer of consideration by the holder other than usual and customary service) to certain family members and entities controlled by those family members. In addition, the Compensation Committee may, in its discretion, allow for the transfer of awards that will not be settled in Common Stock provided that no consideration is paid for the transfer. Incentive stock options and other awards (except to the extent described above) will not be transferable other than by will or the laws of descent and distribution.
      Following the transfer of any award described above, such award will remain subject to the same terms and conditions as were applicable to the award immediately prior to transfer, provided that the transferee will be substituted for the transferor to the extent appropriate to enable the transferee to exercise the transferred awards.
Employee Stock Purchase Plan
      The Employee Stock Purchase Plan became effective July 1, 2002. The purpose of the plan is to provide eligible employees with an incentive to advance the Company’s interests by providing an opportunity to purchase stock of the Company at a favorable price. Employees of the Company who have been continuously employed by the Company for at least six months and who are customarily employed at least 20 hours per week are eligible to participate in the plan.
      Any eligible employee may elect to participate in the plan by authorizing the Compensation Committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by the Compensation Committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount of eligible compensation established by the Company from which the deduction is made. In no event will an employee be granted an option under the plan that would permit an employee to purchase stock with a fair market value in excess of $25,000, or if valued at or below $25,000, that would permit an employee to purchase more than 45,000 shares in a calendar year.

      There are two six-month periods for the plan in each calendar year. The date of grant and the date of exercise for the first option period under the plan in a given calendar year is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The exercise price of options granted under the plan is an amount equal to the lesser of 85% of the fair market value of the stock on the date of exercise or on the date of grant.
      The plan is administered by the Compensation Committee. At March 24, 2006, approximately 3,400 employees of the Company and its subsidiaries were eligible to participate in the plan. A total of 3,375,000 shares of Common Stock are authorized for issuance under the plan. Through March 24, 2006, 269 eligible employees of the Company and its subsidiaries had elected to participate in the plan. Through March 24, 2006, participants had purchased an aggregate of 135,788 shares of Common Stock under the plan at a weighted average purchase price of $13.48 per share, and 3,239,212 shares were available for future awards under the plan.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is currently comprised of Messrs. Carlyle, Rash and Steffy. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee meet the independence and experience requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the Securities and Exchange Commission and that Mr. Carlyle satisfies the requirements for an “audit committee financial expert.” The Audit Committee operates pursuant to an Audit Committee Charter that was amended and restated on March 25, 2004. A copy of the Audit Committee Charter, which is reviewed on an annual basis, may be found on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Audit Committee Charter” under the heading “Committee Charters.”
      On July 7, 2005, Woodrin Grossman was appointed to serve on the Audit Committee, along with Messrs. Carlyle, Rash and Steffy. Mr. Grossman was appointed Chairman of the Audit Committee on August 1, 2005 and served in such capacity until his resignation from the Board of Directors on January 16, 2006. Mr. Grossman resigned from the Board of Directors to accept an executive officer position with the Company, Senior Vice President — Strategy and Development. Upon Mr. Grossman’s resignation, Mr. Carlyle agreed to re-assume the role of Chairman of the Audit Committee and continues to serve in that capacity.
      As set forth in the Audit Committee Charter, management of the Company, not the Audit Committee, is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, not the Audit Committee, are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures. The Audit Committee assists the Board in its oversight function and has the responsibilities and powers as set forth in the Audit Committee Charter.
      In the performance of its oversight function, the Audit Committee has discussed with the Company’s internal auditors, KPMG LLP (“KPMG”), and the Company’s independent auditors, Ernst & Young LLP (“E&Y”), the overall scope and plans for their respective audits. The Audit Committee has met with KPMG and E&Y, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls. The Audit Committee has also reviewed and discussed with the Company’s management and E&Y the Company’s audited financial statements for the year ended December 31, 2005 and discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has determined that E&Y’s provision of non-audit services to the Company is compatible with maintaining the auditors’ independence and discussed with E&Y their independence from the Company and its management.
      The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent auditors. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by these firms during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside of the scope of the initial services and fees approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided, as noted in the table below, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
      Based upon the reviews, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      This report has been submitted by the Audit Committee for the year ended December 31, 2005, which consisted of the following members:
John K. Carlyle, Chairman
Martin S. Rash
David L. Steffy
FEES PAID TO INDEPENDENT AUDITORS
      The following table summarizes the aggregate fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2005 and December 31, 2004:

	2005	2004

Audit fees	$657,800	$407,028
Audit-related fees	17,282	15,610
Tax fees	36,711	243,292
All other fees	3,302	6,276

Total	$715,095	$672,206

      The amount shown for audit fees includes fees for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q and work related to registration statements filed by the Company. The amount shown for audit related fees includes fees for audits of employee benefit plans. The amount shown for tax fees includes all income tax services such as tax compliance, tax advice and tax planning other than those directly related to the audit of the income tax accrual. The amount shown for all other fees includes fees for product purchases.
      Prior to the engagement of the Company’s independent auditors, the Audit Committee approves the engagement and the terms of such engagement. The Audit Committee approves all audit and non-audit services provided by the Company’s independent auditors prior to their engagement or commencement of such services, except for the provision of certain services (other than audit, review or attest services) for which pre-approval is not required, in part because the aggregate of the fees billed for such services is no more than 5% of the total amount of fees paid by the Company to its independent auditors and such services are approved by the Audit Committee prior to the completion of the audit. For the year ended December 31, 2005, 100% of the audit-related fees and all other fees were approved by the Audit Committee pursuant to the exception to pre-approval for certain de minimis services described above. In addition, for the year ended December 31, 2004, none of the audit-related fees, none of the tax fees and $1,776, or 28%, of all other fees were approved by the Audit Committee pursuant to the exception to pre-approval for certain de minimis services described above.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides certain information about our Common Stock that may be issued upon the exercise of options under the Company’s 2001 Equity-Based Compensation Plan, which is the only existing equity compensation plan of the Company as of December 31, 2005.

(c)
	(a)		(b)	Number of Securities
	Number of Securities		Weighted Average	Remaining Available for
	to be Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of Outstanding		Outstanding	Equity Compensation Plans
	Options, Warrants,		Options, Warrants	(Excluding Securities
Plan Category	Awards and Rights		and Rights	Reflected in Column (a))

(In thousands, except average exercise price)
Equity Compensation Plans Approved by Securityholders	4,186	(1)	$16.67	1,416
Equity Compensation Plans Not Approved by Securityholders	—		—	—

Total	4,186		$16.67	1,416

(1)	Includes 131,250 unvested restricted stock awards granted to certain executive officers on November 18, 2004 and 78,000 unvested restricted stock awards granted to certain employees on October 4, 2005. Restricted stock awards are not included in the calculation of the weighted-average exercise price since there is no exercise price attached to the award.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Role of the Compensation Committee
      The Compensation Committee of the Board of Directors is currently composed of Messrs. Cross, Rash and Schabel. The Board of Directors, in its business judgment, has determined that all members of the Compensation Committee meet the current independence and experience requirements of the Nasdaq Stock Market, Inc. and applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee operates pursuant to a Compensation Committee Charter that was amended and restated March 25, 2004. A copy of the Compensation Committee Charter, which is reviewed on an annual basis, may be found on the Company’s website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Compensation Committee” under the heading “Committee Charters.”

      As set forth in the Compensation Committee Charter, the Compensation Committee determines annual salary, bonuses and other compensation for the Company’s Chairman of the Board and Chief Executive Officer and other executive officers and makes recommendations to the Board of Directors for the compensation of non-employee members of the Board of Directors. The Compensation Committee also monitors and administers all of the Company’s equity-based incentive and other compensation plans and, subject to the provisions of each such plan, determines grants under it for all employees and consultants, including directors and executive officers. The Compensation Committee held two meetings during the Company’s fiscal year ended December 31, 2005. At those meetings the Compensation Committee reviewed the Company’s compensation practices, adjusted salaries of the executive officers and made awards of stock options and restricted stock to certain key employees and directors of the Company.
Principles of Executive Compensation
      In determining compensation levels and developing compensation programs for the Company’s executive officers, the Compensation Committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company’s compensation strategy include the following:

•	attract and retain superior executive talent, and motivate those executives to achieve optimum short-term and long-term corporate operating results; and

•	align the interests of executive officers with the creation of stockholder value and ensure long-term growth orientation through equity-based plans.
Description of the Executive Compensation Program
      The key elements of the Company’s executive compensation program are base salary, annual cash bonuses and equity incentive compensation. These elements are separately described below.
      The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package, recommendations of the Chief Executive Officer (as discussed below) and other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer. The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual cash bonuses and equity-based incentives to provide competitive total direct compensation opportunities consistent with the pay philosophy described below.
      Base Salaries. The base salary of each of the executive officers, other than the Chief Executive Officer, is reviewed annually by the Compensation Committee, with adjustments based in part on the recommendations of the Chief Executive Officer. In reviewing base salaries, the Compensation Committee considers various factors, including the position of the executive officer, the performance of the executive officer, increases in responsibilities and recommendations of the Chief Executive Officer. In reviewing annual base salaries, the Compensation Committee and the Chief Executive Officer also consider each executive officer’s responsibilities related to achieving the objectives of the Company and, in an effort to provide competitive compensation, from time to time reviews salaries of similarly situated employees in comparable companies.
      The financial performance of the Company, primarily net patient service revenue, net income and earnings per share, also is considered in determining annual adjustments to base salaries. When the Chief Executive Officer completes his review, he makes a recommendation to the Compensation Committee for its review and approval.
      Annual Cash Bonuses. The Compensation Committee determines annual cash bonuses to executive officers, other than the Chief Executive Officer, after considering the recommendations of the Chief Executive Officer. The Chief Executive Officer, in developing his bonus recommendations for the other executive officers, as well as the Compensation Committee in evaluating the Chief Executive Officer’s recommendations, consider primarily the financial performance of the Company as described above and the performance of the Company in relation to industry conditions. Failure of the Company or an executive officer’s efforts to help the Company attain or exceed the Company’s financial objectives does not, however, necessarily prevent any cash bonus from being paid, although it may affect the size of cash bonuses paid. None of the executive officers received a cash bonus for 2005.
      Annual Stock Option Grants and Restricted Stock Awards. The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning management and stockholder’s interests in the enhancement of stockholder value. The Company formerly provided such equity-based compensation pursuant to the Company’s Stock Option Plan. In November 2001, the Company’s 2001 Equity-Based Compensation Plan became effective and replaced the Stock Option Plan for purposes of providing equity-based compensation to executives and other key employees and consultants.
      The 2001 Equity-Based Compensation Plan authorizes the granting of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentives to executives and other key employees and consultants of the Company. To align the interests of senior executives with the interests of stockholders, the Compensation Committee’s current policy regarding such awards is to grant incentive stock options, non-qualified stock options and restricted stock awards. Under the Company’s annual stock option grant and restricted stock award programs, the Company determines the number and type of options and restricted stock awards to be granted to each of its executives based upon such executive’s position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive. All stock option grants have had an exercise price equal to the fair market value of a share of Common Stock at the time of the grant. To encourage retention, the ability to exercise options and the lapse of the restrictions on the restricted stock awards granted under this plan are generally subject to vesting restrictions. Certain stock option grants and restricted stock awards are shown in the Summary Compensation Table.
      Perquisites. The Company provides members of its management, including Mr. Lefton and the named executive officers, with certain perquisites, including company paid medical insurance; group term life insurance; reimbursement for long-term disability insurance; and paid parking. In addition, Mr. Lefton, Mr. Cannon, Ms. Hoffpauir and Mr. Grossman are reimbursed for health club dues of up to $100 per month. Mr. Burnham also receives paid medical insurance for his spouse and, until his retirement on October 11, 2005, received an auto allowance of $12,000 per year. The value of these perquisites does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any executive officer. We believe these perquisites are relatively insignificant and, in most instances, are also standard benefits for many of the Company’s non-executive employees.
Compensation of the Chief Executive Officer
      Mr. Burnham served as the Chief Executive Officer of the Company until his retirement on October 11, 2005. Mr. Burnham’s base salary for 2005 was $473,800. Since his retirement on October 11, 2005, Mr. Burnham has continued to serve as Chairman of the Board and receives a base salary of $190,550 which continues in 2006. On October 11, 2005 Mr. Lefton was appointed as the Chief Executive Officer of the Company. Mr. Lefton’s base salary for 2005 was $500,000. Mr. Lefton’s employment agreement provides that Mr. Lefton’s base salary will be reviewed annually and may be increased at the discretion of the Compensation Committee. For 2006 Mr. Lefton’s base salary remains unchanged at $500,000. The Compensation Committee anticipates that future increases in the Chief Executive Officer’s base salary will continue to be based, from time to time, on evaluations by independent benefit and compensation consultants as well as on the Compensation Committee’s assessment of the Chief Executive Officer’s performance and its expectations as to future contributions to the Company by the Chief Executive Officer and salaries provided by comparable companies.
      Under the terms of his employment agreement, Mr. Lefton is eligible for cash bonuses at the discretion of the Compensation Committee. Mr. Lefton did not receive any cash bonus for 2005, because the Company failed to meet the financial targets established by the Compensation Committee. The

Compensation Committee anticipates that future cash bonuses paid to the Chief Executive Officer will be based primarily upon the achievement by the Company of certain financial targets established by the Compensation Committee, as well as on the individual performance of the Chief Executive Officer in supporting the Company’s financial performance and attainment of strategic Company objectives.
      On October 11, 2005 in consideration of Mr. Lefton’s acceptance of the Chief Executive Officer position, the Compensation Committee granted Mr. Lefton options to acquire 500,000 shares of the Company’s common stock. The options have a grant price of $15.55 per share, the closing price of the Company’s common stock on the date of the grant. The stock options will vest ratably over a four-year period beginning on October 11, 2006.
Section 162(m) $1 Million Pay Deductibility Cap
      The Company’s executive compensation strategy is to be cost and tax effective. Therefore, the Company’s policy is to avail itself of all proper deductions under the Internal Revenue Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 2005, certain factors involved in the Company’s compensation program may impact whether the deduction limitation is exceeded in the future. The Stock Option Plan and the 2001 Equity-Based Compensation Plan, as drafted, permit compensation associated with awards to be excluded from the deduction limitations. However, in future years or if the plans are modified, certain payments under these plans, including grants of restricted stock and certain stock options, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation.
      As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company’s program for executive compensation to ensure that it is internally effective in support of the Company’s strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company’s financial objectives, and appropriately rewards the creation of value on behalf of the Company’s stockholders.
      This report has been submitted by the Compensation Committee, which consists of the following members:
Martin S. Rash, Chairman
David W. Cross
Shawn S. Schabel
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee is compromised of Messrs. Cross, Rash and Schabel. None of the foregoing persons are officers or employees or former officers or employees of the Company or any of its subsidiaries. None of the executive officers of the Company served as a member of the compensation committee of any other company during 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
      Richard R. Burnham, David W. Cross, David L. Steffy, and other holders of Common Stock are entitled under a second amended and restated registration rights agreement with the Company, dated July 1, 1998, to the following registration rights for the shares of Common Stock held by them:

•	at any time after April 30, 2002, holders constituting at least two-thirds of the total shares of these registrable securities may require, on two occasions only, that the Company use its best efforts to register registrable securities for public resale, provided that the aggregate offering price is at least $1 million;

•	if the Company registers any Common Stock at any time, either for its own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions; and

•	holders of at least 40% of the registrable securities may require the Company to use its best efforts to register the securities on a Form S-3 registration statement or any successor form after the Company becomes eligible to use the form, provided that the aggregate offering price is at least $1 million.
      In most cases, the Company will bear all registration expenses other than underwriting discounts. Registration rights terminate on the earlier to occur of:

•	the times at which shares of registrable securities may be sold under Rule 144 of the Securities Act; or

•	July 1, 2006.
      The Company received a demand to register shares for public resale in March 2002. In response thereto, the Company filed a registration statement on March 20, 2002 registering for resale the shares of Common Stock held by them. The registration statement was declared effective by the Securities and Exchange Commission on April 9, 2002, and the offering of 5,585,707 shares (which number has not been adjusted for the Company’s two three-for-two stock splits authorized on January 27, 2003 and July 18, 2003) of Common Stock was completed on April 15, 2002. The Company waived the limitation in the agreement which would have otherwise prohibited a demand registration from occurring on or before April 30, 2002.
Indemnification Agreements
      The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are helpful in attracting and retaining qualified directors and officers.
PERFORMANCE GRAPH
      The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

1. $100 was invested in the Common Stock, the Nasdaq Market Index and the Company’s Peer Group (as defined below) on October 31, 2001 (the date the Common Stock was first traded on the Nasdaq National Market).

2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

3. Dividends are reinvested on the ex-dividend dates.
      The companies that comprise the Company’s Peer Group for purposes of stockholder return comparisons are as follows: Lincare Holdings, Inc., Amedisys, Inc., Gentiva Health Services, Inc., United Surgical Partners International, Inc., VistaCare, Inc. and Chemed Corporation. The Company and VistaCare, Inc. are the only publicly held healthcare providers that exclusively provide hospice care. The Company includes Chemed Corporation in its Peer Group, because Chemed Corporation’s wholly-owned subsidiary, VITAS Healthcare Corporation, is one of the largest hospice providers in the United States and is generally considered a peer by the investment community. Amedisys, Inc. and Gentiva Health Services, Inc. have been added to the Company’s Peer Group because they have recently entered the hospice services industry in addition to their core home health business, which is a non-facility based healthcare service like hospice. The Company no longer includes Select Medical Corporation in its Peer Group, because Select Medical Corporation ceased being a publicly held company in the first quarter of 2005. Triad Hospitals, Inc. has been removed from the Company’s Peer Group since it is primarily a facility based healthcare provider. The Company believes that its Peer Group is comparable to the Company because it consists of non-facility based healthcare services providers that are generally characterized by relatively low levels of leverage, solid cash flow and multiple sources of growth, including same store improvements, de novo development and modest acquisition programs.

	10/31/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Odyssey HealthCare, Inc.	100	150.38	201.16	383.87	178.26	242.89

New Peer Group Index(1)	100	113.4	125.94	149.75	196.23	204.25

Old Peer Group Index(2)	100	109.05	111.01	138.77	168.33	179.15

NASDAQ Market Index	100	115.5	80.42	121.16	132.79	135.71

(1)	Includes Amedisys, Inc., Chemed Corporation, Gentiva Health Services, Inc., Lincare Holdings, Inc., United Surgical Partners International, Inc. and VistaCare, Inc.

(2)	Includes Chemed Corporation, Lincare Holdings, Inc., Select Medical Corporation, Triad Hospitals, Inc., United Surgical Partners International, Inc. and VistaCare, Inc.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
      The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date by:

•	each stockholder known by the Company to beneficially own more than five percent of the Common Stock;

•	each of the Company’s directors;

•	each of the Company’s Named Executive Officers; and

•	all directors and executive officers as a group.
      Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.
      The Company has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, to the Company’s knowledge, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. On the Record Date, there were 34,521,851 shares of Common Stock outstanding.

		Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

Shapiro Capital Management Company, Inc.(1)	4,805,550	13.9%
FMR Corp.(2)	3,331,000	9.6%
Barclays Global Investors, NA(3)	2,211,952	6.4%
Baron Capital Group, Inc.(4)	1,977,950	5.7%
Brenda A. Belger(5)	142,560	*
W. Bradley Bickham(6)	130,346	*
Richard R. Burnham(7)	869,156	2.5%
Douglas B. Cannon(8)	192,204	*
John K. Carlyle(9)	39,068	*
David W. Cross(10)	38,631	*
Deborah A. Hoffpauir(11)	263,437	*
Paul J. Feldstein(12)	70,631	*
Robert A. Lefton	—	—
Martin S. Rash(13)	62,056	*
Shawn S. Schabel(14)	59,331	*
David L. Steffy(15)	766,714	2.2%
Kathleen A. Ventre(16)	148,187	*
All directors and executive officers as a group (14 persons)	2,782,321	7.7%

*	Represents beneficial ownership of less than 1%.

(1)	Based on information contained in Schedule 13G filed with the SEC on February 9, 2006, filed by Samuel R. Shapiro and Shapiro Capital Management Company, Inc. whose address is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(2)	Based on information contained in Schedule 13G filed with the SEC on February 14, 2006, filed by FMR Corp. and Edward C. Johnson, III, whose address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Based on information contained in Schedule 13G filed with the SEC on January 26, 2006, filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited, whose address is 45 Fremont Street, San Francisco, California 94105.

(4)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2006, filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron whose address is 767 Fifth Avenue, New York, New York 10153.

(5)	Consists of (i) 17,250 shares held of record of which 15,000 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 125,310 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(6)	Consists of (i) 20,346 shares held of record of which 18,750 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 110,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(7)	Consists of (i) 388,585 shares held of record jointly with his wife of which 37,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 480,571 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(8)	Consists of (i) 42,583 shares held of record of which 22,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 149,621 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(9)	Consists of (i) 10,000 shares held of record and (ii) 29,068 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(10)	Consists of (i) 1,125 shares held of record by spouse and (ii) 37,506 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(11)	Consists of (i) 33,750 shares held of record of which 22,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 229,687 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(12)	Consists of (i) 10,000 shares held of record and (ii) 60,631 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(13)	Consists of (i) 13,151 shares held of record and (ii) 48,905 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(14)	Consists of 59,331 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

(15)	Consists of (i) 714,893 shares held of record, (ii) 37,505 shares issuable upon exercise of stock options that have already vested or will vest within 60 following the Record Date days and (iii) 14,316 shares issuable upon exercise of outstanding warrants.

(16)	Consists of (i) 15,000 shares held of record all of which are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 133,187 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the SEC initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The SEC’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2005, except as described below:

•	On November 28, 2005, Brenda A. Belger, an executive officer of the Company, sold 310 shares of Common Stock. As a result of the failure of the broker to timely notify the Company, the Form 4 reporting this transaction was not filed until December 16, 2005.

•	On November 28, 2005, Kathleen A. Ventre, an executive officer of the Company, sold 310 shares of Common Stock. As a result of the failure of the broker to timely notify the Company, the Form 4 reporting this transaction was not filed until December 16, 2005.

•	On December 5, 2005, Kathleen A. Ventre, an executive officer of the Company, sold 11,773 shares of Common Stock. As a result of the failure of the broker to timely notify the Company, the Form 4 reporting this transaction was not filed until December 14, 2005.
ADDITIONAL INFORMATION
Stockholder Proposals for Next Annual Meeting
      Pursuant to Rule 14a-8 of the Exchange Act, a stockholder proposal must be received by the Secretary of the Company at 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, no later than December 5, 2006, to be included in the Board of Directors’ solicitation of proxies relating to the 2007 Annual Meeting of the Company’s Stockholders.
      Pursuant to the Company’s Bylaws, a stockholder must deliver notice, in the form specified in the Company’s Bylaws, to the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting in order to nominate persons for election to the Board of Directors at the 2007 Annual Meeting of the Company’s Stockholders or to bring business before the 2007 Annual Meeting of the Company’s Stockholders; provided, however, that if the date of the 2007 Annual Meeting of the Company’s Stockholders is changed by more than thirty days from the anniversary date of the Annual Meeting, notice must be delivered to the principal executive offices of the Company not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is made.
      With respect to proxies submitted for the 2007 Annual Meeting of the Company’s Stockholders, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by the date specified in the advance notice provisions of the Company’s Bylaws described above, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act.

Annual Report
      The Company’s Annual Report to stockholders for the year ended December 31, 2005, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

By Order of the Board of Directors,

W. Bradley Bickham
Secretary

ODYSSEY HEALTHCARE, INC.

Proxy Solicited on Behalf of the Board of Directors of

Odyssey HealthCare, Inc. for the Annual Meeting to be held on May 4, 2006

The undersigned hereby constitutes and appoints each of Robert A. Lefton, Douglas B. Cannon and W. Bradley Bickham his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Odyssey HealthCare, Inc. held of record by the undersigned on the record date at the Annual Meeting of Stockholders of Odyssey HealthCare, Inc. to be held at the principal offices of Odyssey HealthCare, Inc., located at 717 North Harwood Street, Suite 1600, Dallas, Texas, on Thursday, May 4, 2006, at 8:00 a.m., local time, and at any adjournment or postponement thereof on all matters coming before said meeting.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.

Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▼     DETACH PROXY CARD HERE     ▼

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS AND FOR PROPOSAL 2.

1.	ELECTION OF DIRECTORS: To elect John K. Carlyle, David W. Cross and David L. Steffy to serve as Class II directors for a three-year term ending at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

FOR ALL NOMINEES (Except as marked to the contrary) ☐	TO WITHHOLD AUTHORITY (For all nominees listed) ☐
(INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

2.	To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2006.
☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN
I PLAN TO ATTEND THE MEETING ☐

Signature
Signature
Date
Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g., as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.
Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope